EXHIBIT 99.1

Pacific Green Signs Agreement to Sell Its 250MW / 500MWh Limestone Coast North Battery Energy Park Development

Sydney, Feb. 21, 2025 (GLOBE NEWSWIRE) -- Pacific Green Technologies, Inc. ("Pacific Green", OTCQB: PGTK) announces that it has signed binding documentation for the sale of 100% of the shares in its Limestone Coast North Energy Park to Intera Renewables (Intera) in a deal representing an enterprise value of A$460 million (US$293 million) (the “Transaction”).

The Limestone Coast North Energy Park is Pacific Green’s 250MW / 500MWh battery energy storage development in the Limestone Coast region of South Australia (“Limestone Coast North”) which will begin commercial operations in early 2027.

Intera is the renewable energy platform established, and majority owned by funds managed by Palisade Investment Partners (Palisade), an Australian based infrastructure and real assets manager.

The asset, the first of two energy parks being developed in Limestone Coast by Pacific Green, will significantly strengthen the region’s grid stability and help further accelerate Australia’s net-zero transition. As part of the Transaction, Pacific Green will be retained to manage the construction of the project through to commercial operations following which Palisade Integrated Management Services (PIMS) will carry out asset management activities through its role as Intera’s asset manager.

Limestone Coast North marks the latest milestone in a major period of growth for Pacific Green in Australia. It is the first of a 10GWh development pipeline of battery energy parks the company is rolling out throughout the country. Limestone Coast West, a 250MW / 1,000MWh battery energy storage development is finalising grid approvals with construction expected to commence in September 2025. Portland Energy Park, 1,000MW / 2,500MWh across four co-located battery assets in Victoria, is finalising development approval with construction expected to commence in March 2026. In November 2024, Pacific Green announced the acquisition of land rights in Wagga Wagga, where the company will develop its first NSW project.

Pacific Green is aiming to be one of Australia’s leading utility-scale battery developers, by building a multi-gigawatt platform nationwide. The deployment is aided by the team’s significant experience developing battery energy parks in Europe.

Scott Poulter, Pacific Green’s CEO, commented: “We are delighted to have entered this agreement with Palisade, one of Australia’s leading infrastructure fund managers. Limestone Coast North is critical to South Australia’s Electricity network and is the first of Pacific Green’s 10 GWh Australian pipeline. We are also very pleased to enter into the first of a portfolio of long term tolling Power Purchase Agreements with Zen Energy.”

Simon Parbery, Executive Director for Palisade, stated: “We are excited to be working with Pacific Green on this significant project for both our investors, and Australia’s broader clean energy transition goals. Limestone Coast North represents Palisade’s first investment in large-scale energy storage, providing both attractive risk-adjusted returns, as well as long term strategic benefits for our Australian renewables platform.”

Joel Alexander, Pacific Green Australia Managing Director and CEO commented: “This is a significant milestone for our Australian business and underscores our focus on assets that represent clear commercial feasibility and deliver net-zero objectives for Australia. The backing of Palisade, a leading global infrastructure and real assets manager, will accelerate the build out of the Limestone Coast North Energy Park and ensure it reaches operational stage by early 2027.”

Palisade were advised by Macquarie Capital, Kidder Williams, KWM, Clayton Utz and Ekistica.

Pacific Green was advised by Azure Capital, WSP and Allens Linklaters. Development capital was provided by Australian Philanthropic Services Foundation.

About Pacific Green Technologies, Inc.:

Pacific Green is a global energy storage and environmental technology company, on a mission to advance the transition to sustainable energy solutions.

The business is focused on rapidly building a global portfolio of utility-scale battery energy storage systems (BESS), with a current pipeline of 14GWh of energy storage capacity in development, construction or operation.

Pacific Green’s team brings together extensive technology, project development and project finance expertise – having commercialised numerous pioneering technologies and steered major international energy and infrastructure projects successfully through financing and development.

This in-house expertise is complemented by strategic relationships cultivated with trusted partners at all levels of the global environmental supply chain – providing access to the very best technology and manufacturing capabilities on offer, alongside internationally respected financial institutions and project partners.

For more information, visit Pacific Green’s website:
www.pacificgreen.com

About Palisade

Palisade is a specialist, independent global infrastructure and real assets manager that provides institutional and wholesale investors with access to infrastructure and infrastructure-like projects through tailored portfolios and co-mingled funds. Palisade’s multi-disciplinary and experienced team focuses on attractive mid-market assets that are essential to the efficient functioning of the communities and economies they serve.

Palisade is an early investor in the clean energy sector and manages and operates a diverse portfolio of renewable energy assets in Australia and the US. These assets total over 2GW of installed generation capacity on a 100% ownership basis, including 1.5GW in Australia, making Palisade one of Australia’s largest renewable energy investors.

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the continued development of Limestone Coast North BESS project, any potential business developments and future interest in the Company’s battery, solar and emissions control technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the continuation of the development of Limestone Coast North project, general economic and political conditions, and the ongoing impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-K for the most recent fiscal year, the Company’s quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Georgia Bollard - Public Relations, Marketing and Engagement Manager, Pacific Green (Australia)
E: georgia.bollard@pacificgreen.com